Exhibit 99.1

FOR IMMEDIATE RELEASE

JO-ANN STORES ANNOUNCES THIRD QUARTER SALES RESULTS

Same-store sales increased 4.1% in the third quarter

HUDSON, OH – November 4, 2010 — Jo-Ann Stores, Inc. (NYSE: JAS) reported today that net sales for the third quarter ended October 30, 2010, increased 5.1% to $535.3 million compared to $509.1 million for the same period last year. Same-store sales increased 4.1% versus a same-store sales increase of 4.3% for the third quarter last year. Customer transactions increased 3.6% and average ticket increased 0.5%.

Large-format store net sales for the quarter increased 3.7% to $283.4 million compared to the same period last year. Same-store sales for large-format stores increased 2.5% compared with an increase of 2.3% in the third quarter last year. Small-format store net sales increased 6.7% to $242.3 million compared to the same period last year. Same-store sales for small-format stores increased 6.0% compared with an increase of 6.7% in the third quarter last year. Internet sales through Joann.com increased 11.6% to $9.6 million compared to the same period last year.

Sewing same-store sales increased 3.3%. The company continued to experience strength in the majority of its fabric and sewing notions product categories. Non-sewing same-store sales increased 5.2% due to growth in both craft and seasonal.

Net sales for the nine-month period ended October 30, 2010 increased 4.8% to $1.455 billion versus $1.389 billion in the prior year. Same-store sales increased 4.2% for the nine-month period compared with a 2.5% increase for the same period last year.

Third Quarter Conference Call

The company will report earnings for its third quarter of fiscal 2011 on December 1, 2010. In conjunction with the earnings release, investors are invited to listen to the earnings conference call to be broadcast live over the Internet at 4:30 PM Eastern time. The earnings release will provide instructions on how to access the call.

Jo-Ann Stores, Inc. (www.joann.com) is the nation’s largest specialty retailer of fabrics and one of the largest specialty retailers of crafts, operating 756 stores in 48 states.

Investor Contact:
Public Relations Contact:
Brad Cohen ICR, LLC 330/463-6865	Lisa Greb Director, Corporate Communications Jo-Ann Stores, Inc. 330/463-3442

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